Exhibit 23.1




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-16559 on Form S-8 of our report dated January 29, 1997, appearing in this Annual Report on Form 10-K of Cymer, Inc. for the year ended December 31, 1996 and to the reference to us under the heading "Selected Financial Data" in such Form 10-K.


DELOITTE & TOUCHE LLP

San Diego, California
March 19, 1997